FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY
Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS ANNOUNCES ACQUISITION OF
            200,000 SQUARE FEET OF OFFICE SPACE IN AMHERST, NEW YORK

      Boston, Massachusetts- May 25, 2005-First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) announced today that it consummated its previously announced acquisition of two adjacent office buildings in Amherst, New York that are net leased to and serve as the east coast Headquarters of, Ingram Micro, Inc. The properties contain an aggregate of 200,000 square feet of office space and were acquired for an aggregate purchase price of $22 million. In connection with this acquisition, First Union obtained an $18 million first mortgage loan which bears interest at 5.65%, requires monthly payments of approximately $112,000 and is scheduled to mature in November 2013. First Union anticipates that this acquisition will generate a current yield on the approximate $4.3 million net cash investment (inclusive of closing costs) of approximately 15.5%.

      Michael L. Ashner, the Chief Executive Officer of First Union, commented:
"We are pleased to add this property to our increasing portfolio of assets. We believe that the current yield to our equity as well as the projected residual value of the investment will be both accretive to earnings and to shareholder equity."

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      Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to First Union can be found in First Union's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

      First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.